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                                                                    EXHIBIT 21.1

                                SUBSIDIARIES


         Lason Systems, Inc., a Delaware corporation

         Lason Services, Inc., a Delaware corporation

         Lason International, Inc., a Delaware corporation

         Micro-Pro, Inc., a New York corporation

         J.L. Blodgett Mexico S. de R.L. de C.V., a Mexican limited liability company